Exhibit (a)(1)(viii)
VOLUNTARY CONDITIONAL CASH OFFER
by
Singapore Technologies Semiconductors Pte Ltd
(Incorporated in Singapore)
(Co. Reg. No.: 199503003D)
a wholly-owned subsidiary of
Temasek Holdings (Private) Limited
(Incorporated in Singapore)
(Co. Reg. No.: 197401143C)
for
STATS ChipPAC Ltd.
(Incorporated in Singapore)
(Co. Reg. No.: 199407932D)
Financial adviser to Singapore Technologies Semiconductors Pte Ltd
Goldman Sachs (Singapore) Pte
(Incorporated in Singapore)
(Co. Reg. No.: 198602165W)

     Cautionary Note: This announcement does not constitute an offer to purchase any securities. The Offer (as defined herein) is being made only pursuant to an Offer to Purchase and related acceptance forms, and is being made to all holders of Ordinary Shares, ADSs and Convertible Notes (as defined herein) subject to compliance with applicable laws. Holders of Ordinary Shares, ADSs and Convertible Notes are advised to read all documents relating to the Offer that are filed with SGX-ST and the SEC, because they contain important information. Copies of the Offer to Purchase and other documents relating to the Offer are available on the website of SGX-ST at www.sgx.com, and the website of the SEC at www.sec.com,
DESPATCH OF OFFER TO PURCHASE
1.	INTRODUCTION

Goldman Sachs (Singapore) Pte. (“Goldman Sachs”) wishes to announce, for and on behalf of Singapore Technologies Semiconductors Pte Ltd (the “Offeror”), that an offer to purchase dated 16 March 2007 (the “Offer to Purchase”) is being despatched today setting out, inter alia, the terms and conditions of the voluntary conditional cash offer (the “Offer”) by the Offeror for (a) issued ordinary shares (“Ordinary Shares”) in the share capital of STATS ChipPAC Ltd. (“STATS ChipPAC” or the “Company”) and American Depositary Shares of STATS ChipPAC

(“ADSs”), each of which represents ten Ordinary Shares, (b) new Ordinary Shares and ADSs unconditionally issued or to be issued pursuant to the valid conversion of outstanding Convertible Notes (as defined in the Offer to Purchase), and (c) new Ordinary Shares unconditionally issued or to be issued pursuant to the valid exercise of the options granted under the STATS ChipPAC Ltd. Share Option Plan, the STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan and the STATS ChipPAC Ltd. Substitute Equity Incentive Plan.

An electronic copy of the Offer to Purchase will be available on the website of the Singapore Exchange Securities Trading Limited at www.sgx.com and on the website of the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov.

Unless otherwise defined herein, all terms and references used in this Announcement are defined or construed in the Offer to Purchase.
2.	OFFER TO PURCHASE

The Offer to Purchase will be despatched with the following documents:
(a)	in the case of the Offer to Purchase sent to a holder of Ordinary Shares whose Ordinary Shares are deposited with The Central Depository (Pte) Limited, a Form of Acceptance and Authorisation (the “FAA”) and a Letter to Shareholders;

(b)	in the case of the Offer to Purchase sent to a holder of Ordinary Shares whose name appears in the register of members of STATS ChipPAC, a Form of Acceptance and Transfer (the “FAT”) and a Letter to Shareholders;

(c)	in the case of the Offer to Purchase sent to a holder of ADSs, an ADS Letter of Transmittal (the “ADS Letter of Transmittal”) and a Letter to Shareholders; and

(d)	in the case of the Offer to Purchase sent to a holder of Convertible Notes, a Convertible Notes Letter of Transmittal (the “Convertible Notes Letter of Transmittal”).
3.	CLOSING DATE

The Offer will be open for acceptance until 3:30 PM Singapore time, 3:30 AM New York City time on Friday, 13 April 2007 (the “Closing Date”), or such later date(s) as may be announced from time to time by or on behalf of the Offeror.

4.	REQUEST FOR OFFER TO PURCHASE AND RELATED DOCUMENTS

4.1	For Depositors of Ordinary Shares

Shareholders whose Ordinary Shares are deposited with CDP (“Depositors”) may obtain copies of the Offer to Purchase and the FAA during normal business hours up to the Closing Date or such later date(s) as may be announced from time to time by or on behalf of the Offeror from CDP at the following address:
The Central Depository (Pte) Limited 4 Shenton Way #02-01 SGX Centre 2 Singapore 068807
Copies of the FAA may be obtained by Depositors from CDP on production of satisfactory evidence that their securities accounts with CDP are or will be credited with the Ordinary Shares.

4.2	For Registered Holders of Ordinary Shares

Shareholders whose name appear in the register of members of STATS ChipPac may obtain copies of the Offer to Purchase and the FAT during normal business hours up to the Closing Date or such later date(s) as may be announced from time to time by or on behalf of the Offeror from M & C Services Private Limited at the following address:
M & C Services Private Limited 138 Robinson Road #17-00 The Corporate Office Singapore 068906
Copies of the FAT may be obtained by such shareholders from M & C Services Private Limited on production of satisfactory evidence of title to the Ordinary Shares.

4.3	For Holders of ADSs and/or Convertible Notes

Holders of ADSs and/or Convertible Notes may obtain copies of the Offer to Purchase and other relevant documents despatched with the Offer to Purchase during business hours up to the Closing Date or such later date(s) as may be announced from time to time by or on behalf of the Offeror from MacKenzie Partners, Inc. (the “Information Agent”) at the following address:
MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 United States of America Tel No.: +1 800 322-2885
5.	FOREIGN HOLDERS

The Offer is made to all holders of Ordinary Shares, ADSs and Convertible Notes subject to compliance with any applicable laws. However, the validity of the Offer to holders resident outside Singapore and the United States (“Foreign Holders”) may be affected by the laws of the relevant foreign jurisdictions. Foreign Holders should inform themselves about, seek independent legal advice and comply with the applicable laws in their relevant jurisdictions.

It is the responsibility of Foreign Holders who wish to accept the Offer to satisfy themselves as to the full observance of the laws of the relevant jurisdiction, including the obtaining of any governmental or other consent which may be required, or compliance with other necessary formalities or legal requirements and the payment of taxes, imposts, duties or other requisite payments due in such jurisdiction. If you are in doubt about your position, you should consult your professional adviser in the relevant jurisdiction.

Subject to compliance with applicable laws, a Foreign Holder may, nonetheless, attend in person and obtain copies of the Offer to Purchase, and the FAA, FAT, ADS Letter of Transmittal and Convertible Notes Letter of Transmittal accompanying the Offer to Purchase, as the case may be, and any related documents during normal business hours and up to the Closing Date or such later date(s) as may be announced from time to time by or on behalf of the Offeror from the Information Agent at 105 Madison Avenue, New York, NY 10016, United States of America (Tel No.: +1 800 322-2885) or M & C Services Private Limited at 138 Robinson Road, #17-00, The Corporate Office, Singapore 068906 or CDP at 4 Shenton Way, #02-01 SGX Centre 2, Singapore 068807, as the case may be, in Singapore. Alternatively, a Foreign Holder may, subject to compliance with applicable laws, write to M & C Services Private Limited at the above-stated address to request that the Offer to Purchase, and the FAA, FAT, ADS Letter of Transmittal and Convertible Notes Letter of Transmittal accompanying the Offer to Purchase, as the case may be, and any related documents be sent to an address in Singapore by ordinary post at his own risk up to three (3) market days prior to the Closing Date.

6.	NOTICE

The Offeror reserves the right to notify any matter, including the fact that the Offer has been made, to any or all holders of Ordinary Shares, ADSs and Convertible Notes (including Foreign Holders), in the case of Singapore, by announcement to the SGX-ST or paid advertisement in a daily newspaper published or circulated in Singapore, and in the case of the United States, a public filing with the SEC or a press release, in which case, such notice shall be deemed to have been sufficiently given in the relevant jurisdiction notwithstanding any failure by any holder of Ordinary Shares, ADSs and Convertible Notes to receive or see such announcement or advertisement.

7.	PROCEDURES FOR ACCEPTANCE

The procedures for acceptance are set out in the Offer to Purchase and in the FAA, FAT, ADS Letter of Transmittal and Convertible Notes Letter of Transmittal.

8.	RESPONSIBILITY STATEMENT

The Directors of the Offeror (including any who may have delegated detailed supervision of this Announcement) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this Announcement are fair and accurate and that no material facts have been omitted from this Announcement, and they jointly and severally accept responsibility accordingly.

Issued by
Goldman Sachs (Singapore) Pte.

For and on behalf of
Singapore Technologies Semiconductors Pte Ltd

16 March 2007